Exhibit 99.1

Lantis Laser’s Acquisition of TAG Minerals Inc. Expected to Pay-Off Handsomely For
Shareholders

TAG Minerals’ Affiliate, TAG Minerals Zimbabwe (Private) Limited, Acquires 100% of
Ontage Resources (Private) Limited, a Seasoned Corporation Holding a Sizable Stake in an
Operating Gold Mining Producer and Refiner, With Vast Gold Reserves in Zimbabwe,
Africa.

FREEHOLD, N.J., July 21, 2011—Lantis Laser Inc. (symbol: LLSR) (OTCQB-News), is pleased to announce today that its operating affiliate, TAG Minerals Zimbabwe (Private) Limited, has acquired 100% of the capital stock of Ontage Resources (Private) Limited. Ontage Resources holds a 10% stake in an existing operating gold mining producer, Slashwood Mining (Private) Limited. Lantis Laser issued Ontage Resources five million shares of LLSR restricted common stock as the full purchase price for ownership of Ontage Resources. Ontage Resources, through its ownership of Slashwood Mining, is a registered percentage owner of 8 custom gold milling centers across various strategic locations in Zimbabwe, along with ownership of 30 mining claims encompassing approximately 2000 acres. All of the gold milling centers and mining claims are completely outfitted with mining equipment; to include gold-ore crushers, excavators, generators and dump trucks. Slashwood has 200 employees and is forging a path of expansion into many new and what Lantis' management believes are exciting mining projects. Lantis’ affiliate, TAG Minerals Zimbabwe (Private) Limited, anticipates commencing its own organic alluvial surface gold mining operations in the near future utilizing state of the art Extrac-TEC Heavy Particle Concentrators (HPC) Gold Recovery and Mineral Separation Equipment. TAG Minerals has employed its HPC equipment for the prior year to explore and bulk sample mineral leases and has identified gold deposits that are close to the surface.

Al Pietrangelo, Chairman & CEO of Lantis, having just returned from Zimbabwe in early July, stated, “There is an air of excitement in Zimbabwe. The people are hungry for opportunities that will bring enrichment to their daily lives.” He went on to say, “TAG Minerals has been introduced to what we believe are many mineral rich opportunities as well as other infrastructure opportunities that have just scratched a surface layered deep with such opportunities.” Tapiwa Gurupira, a director and principal of Lantis, added, “With the price of gold surpassing $1600 an ounce this week, we believe that the timing could not be better for these opportunities and we look forward to continuing to execute agreements that we expect will benefit Lantis’ shareholders.”

Lantis Laser Inc. (parent/holding company)
Lantis Laser Inc. is the parent/holding company with two independently operating wholly-owned subsidiaries, Lantis Laser, Inc. (New Jersey) and TAG Minerals Inc.

About Lantis Laser, Inc. (New Jersey) Lantis Laser, Inc. houses our Dental Technology business, where we are developing under license, synergistic, high resolution, light-based imaging modalities which can detect decay and microstructural defects at an early stage and unlike x-ray, do not emit potentially harmful ionizing radiation. Its products are in development and cannot be sold until FDA clearance for marketing is obtained.

About TAG Minerals Inc.
TAG Minerals is a U.S. based (incorporated in Wyoming) mineral resource acquisition, exploration and development company, with operations conducted through its operating affiliate, TAG Minerals Zimbabwe (Private) Limited. The company’s business is managed by its directors and officers who have mineral extraction and commercial experience. TAG’s strategy is to identify, acquire and exploit mineral properties that have economic potential. TAG Minerals is augmented by independent financial, geological, and mining professionals who advise the company on its mining and exploration projects throughout Zimbabwe, Africa.

To find out more about the mining equipment utilized by TAG; visit www.extrac-tec.com

Safe Harbor.

Statements regarding financial matters in this press release other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The company intends that such statements about the company's future expectations, including future revenues and earnings, technology efficacy and all other forward-looking statements be subject to the safe harbors created thereby. The company is a development stage company who continues to be dependent upon outside capital to sustain its existence. Since these statements (future operational results and sales) involve risks and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.

CONTACT INFORMATION

Corporate Inquiries:

Stan Baron, President	Al Pietrangelo, President& CEO
Lantis Laser, Inc. (NJ)	TAG Minerals Inc.
Telephone: 203.300.7622	Telephone: 732.252.5146
sbaron@lantislaser.com	alpietrangelo@gmail.com

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